Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-184642 on Form S-8 of our report dated February 15, 2013, relating to the consolidated financial statements of The WhiteWave Foods Company and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the allocations of expenses and debt from Dean Foods Company), appearing in this Annual Report on Form 10-K of The WhiteWave Foods Company for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

February 15, 2013